CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 9, 2001, relating to the financial statements and financial highlights of Baird Horizon Growth Fund, Baird MidCap Fund, Baird Intermediate Bond Fund, Baird Core Bond Fund, and Baird Aggregate Bond Fund (five of the portfolios comprising Baird Funds, Inc.) which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP



Milwaukee, WI
April 26, 2001